Exhibit 99.1

COMMERCIAL VEHICLE GROUP ANNOUNCES SECOND QUARTER 2020 RESULTS

Second Quarter 2020 Highlights

•Revenues totaled $126.9 million
•Operating Loss of $10.5 million
•Adjusted EBITDA totaled $1.2 million
•$106.6 million total liquidity; $63.4 million cash and $43.2 million revolver availability
•Core markets in recovery mode
•Rapid cost reduction actions

NEW ALBANY, OHIO, August 10, 2020 /PRNewswire/ – Commercial Vehicle Group, Inc. (the “Company” or "CVG") (NASDAQ: CVGI) today reported financial results for the second quarter ended June 30, 2020, including revenues of $126.9 million, net loss of $12.5 million, EPS of $(0.40), pre-tax special charges of $7.0 million, and adjusted EPS of $(0.24).

	Second Quarter
($ in millions except EPS)	2020	2019
Revenues	$126.9	$243.2
Operating (Loss) Income	$(10.5)	$15.9
Adjusted Operating (Loss) Income [1]	$(3.6)	$15.9
Net (Loss) Income	$(12.5)	$6.1
Basic and Diluted EPS	$(0.40)	$0.20
Adjusted Basic and Diluted EPS [1]	$(0.24)	$0.26
Adjusted EBITDA [1]	$1.2	$19.0
[1] See Appendix A for GAAP to Non-GAAP reconciliation

“We navigated through an incredibly difficult quarter which was exacerbated by the COVID-19 pandemic that led to a rapid contraction in our end markets and the temporary shutdowns of our customers' operations. However, we moved quickly to align the business to the new realities we are facing, and as a result of our actions, we generated positive adjusted EBITDA and free cash flow during the quarter, while maintaining liquidity of greater than $100 million,” commented Harold Bevis, President and Chief Executive Officer of CVG.

“Importantly, we had significant new business wins with a large e-commerce customer to deliver warehouse automation and material handling equipment, and seating systems for last mile delivery electric vehicles, which we expect will come online in the next few quarters. We are also seeing strong signs of recovery in our core end markets. We continue to feel effects of the global pandemic throughout our operations and we believe we are taking necessary precautions to keep our employees safe and healthy and to keep our operations running efficiently. Our cost optimization efforts, including permanent and temporary cost reduction measures, coupled with the significant new business wins during the quarter have created new momentum and energy within the Company,” concluded Mr. Bevis.
Consolidated Results

Second Quarter 2020 Results

•Second quarter 2020 revenues were $126.9 million compared to $243.2 million in the prior year period, a decrease of 47.8%. The decrease in revenues reflects the sharp declines in sales due to the COVID-19 pandemic and market declines, and more specifically lower heavy-duty truck production in North America and in the global construction markets we serve, partially offset by an increase in industrial and military revenues primarily attributable to the First Source Electronics ("FSE") business. Foreign currency translation adversely impacted second quarter 2020 revenues by $1.8 million, or by 0.7%.

•Operating loss for the second quarter 2020 was $10.5 million compared to operating income of $15.9 million in the prior year period. The operating loss is primarily attributable to lower sales volume, and the second quarter results include charges of $2.9 million associated with ongoing restructuring initiatives, a $3.5 million charge for future milestone payments related to the performance of the FSE business and charges of $0.4 million associated with the 2019 restatement investigation. The second quarter of 2020 adjusted operating loss was $3.6 million when excluding special charges. The impact of the decline in sales and second quarter specific costs were partially offset by cost reduction initiatives.

•Interest associated with our debt and other expenses were $5.1 million and $7.5 million for the three months ended June 30, 2020 and 2019, respectively. The second quarter of 2019 results include a $2.5 million non-cash charge associated with the early payout of benefits to employees with deferred vested balances in the U.S. defined benefit pension plan.

•Net loss was $12.5 million for the second quarter 2020, or $0.40 per diluted share, compared to net income of $6.1 million in the prior year period, or $0.20 per diluted share.

At June 30, 2020, the Company had $15.0 million outstanding under its revolving credit facility and liquidity of $106.6 million; $63.4 million of cash and $43.2 million of availability from the revolving credit facility.

Segment Results

Electrical Systems Segment

Second Quarter 2020 Results

•Revenues for the Electrical Systems Segment in the second quarter 2020 were $74.2 million compared to $141.9 million for the prior year period, a decrease of 47.7% primarily resulting from market and COVID-19 related declines, partially offset by an increase in revenues attributable to the FSE business. Foreign currency translation adversely impacted second quarter 2020 revenues by $0.6 million, or by 0.4%.

•Operating loss for the second quarter 2020 was $6.2 million compared to operating income of $13.9 million in the prior year period. The operating loss is primarily attributable to lower sales volume, and the second quarter results include charges of $2.0 million associated with ongoing restructuring initiatives, and a $3.5 million charge for future milestone payments related to the performance of the FSE business. The second quarter of 2020 adjusted operating loss was $0.7 million when excluding special charges.

Global Seating Segment

Second Quarter 2020 Results

•Revenues for the Global Seating Segment in the second quarter 2020 were $53.9 million compared to $105.3 million in the prior year period, a decrease of 48.8%, primarily resulting from market and COVID-19 related declines. Foreign currency translation adversely impacted second quarter 2020 revenues by $1.2 million, or by 1.1%.

•Operating income for the second quarter 2020 was $1.5 million compared to $9.4 million in the prior year period. The decline in operating income is primarily attributable to lower sales volume, and the second quarter results include charges of $0.5 million associated with ongoing restructuring initiatives. The second quarter of 2020 adjusted operating income was $2.1 million when excluding special charges.

Strategic Footprint Repositioning

The Company announced the strategic repositioning of its operations to grow faster, innovate rapidly, and lower its costs. This repositioning involves twelve facilities.

The Company’s business in the warehouse automation and military markets continues to grow with solid long-term outlook. We have taken strategic actions to significantly expand our footprint, capacity, and product complexity to serve these diverse markets. These actions are expected to support between $100 million to $150 million of new business, depending on the mix. Anchor customer business has already been established for this multi-plant expansion with key actions underway as follows:

1.Expanding our Elkridge, MD plant by securing new space at an adjacent property. This plant is the main plant for our manufacturing warehouse automation subsystems and military subsystems.
2.Repurposing floor space and creating new manufacturing capability in our Vonore, TN plant.
3.Repurposing floor space and creating new manufacturing capability in our Chillicothe, OH plant.
4.Repurposing floor space and creating new manufacturing capability in our Monona, IA plant.
5.Moving certain production from Monona, IA plant to our low cost facility in Agua Prieta, Mexico.
6.Design and installation of a new medium-duty seat production line in our Saltillo, Mexico plant.

The Company is also permanently consolidating a portion of our cost structure dedicated to mature markets through several deliberate actions including the redistribution of our centralized R&D capabilities to speed the time to market for new products and expand our ability to innovate in the Asian market. The key actions underway in this area are as follows:

1.The recently announced consolidation of our Piedmont, AL plant into our Vonore, TN plant.
2.Consolidation of one-half of our existing manufacturing footprint at our Concord, NC plant with our low cost facility in Saltillo, Mexico.
3.Consolidation of our corporate R&D center and activities into two existing U.S. plants and improving our R&D capabilities at our Shanghai, China site, with the goal of increased innovation in each market.
4.Closure of our facility in Morelos, Mexico, and consolidation of equipment into our Agua Prieta, Mexico plant.

“The goal of our strategic footprint realignment is to expand in growth areas, reduce costs in mature areas, and increase our ability to innovate. We are on track to permanently reduce our annualized costs by over $15 million in mature markets through a combination of staff reductions, facility consolidations, and operational improvements.” said Mr. Bevis. “We believe these actions will make us stronger, increase our competitiveness, accelerate the speed of our innovation, and increase our opportunities to win. We are leveraging our know-how to serve top tier OEMs with high quality, on-time delivery of complex subsystems into new areas. We believe these actions will enable new value and new growth. We look forward to sharing updates on these activities as we execute our long term plan,” concluded Mr. Bevis.

Third Quarter Outlook

According to ACT Research, third quarter 2020 North American heavy-duty and medium-duty truck build is expected to increase approximately 50% and 30%, respectively, as compared to the second quarter of 2020, as the North American Truck OEMs rebound from the impacts of COVID-19. Although the COVID-19 pandemic creates forecasting uncertainties, we currently anticipate revenues to increase 25% to 35% for the three months ending September 30, 2020 as compared to the three months ended June 30, 2020.

GAAP to Non-GAAP Reconciliation

A reconciliation of GAAP to non-GAAP financial measures referenced in this release is included as Appendix A to this release.

Conference Call

A conference call to discuss this press release is scheduled for Monday, August 10, 2020, at 10:00 a.m. ET. To participate, dial (833) 235-5650 using conference code 4399004.
This call is being webcast by NASDAQ. The webcast, as well as a supplemental earnings presentation, can be accessed through the “Investors” section of Commercial Vehicle Group’s Web site at www.cvgrp.com, where it will be archived for one year.

A telephonic replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (800) 585-8367 using access code 4399004.

Company Contact:
Kirk Feiler, Investor Relations
Commercial Vehicle Group, Inc.
(614) 289-0195

About Commercial Vehicle Group, Inc.

Commercial Vehicle Group, Inc. (through its subsidiaries) is a leading supplier of seating systems, electro-mechanical assemblies, engineered material products, and warehouse automation subsystems for many markets including the following: trucking, military, warehouse automation, bus, agriculture, specialty transportation, mining, industrial equipment and off-road recreational markets. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “will”, “should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions. In particular, this press release may contain forward-looking statements about Company expectations for future periods with respect to its plans to improve financial results and enhance the Company, the future of the Company’s end markets, including the short-term and potential longer-term impact of the COVID-19 pandemic on Class 8 and Class 5-7 North America truck build rates and performance of the global construction equipment business, expected cost savings, the Company’s initiatives to address customer needs, organic growth, the Company’s plans to focus on certain segments and markets and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) a material weakness in our internal control over financial reporting which could, if not remediated, result in material misstatements in our financial statements; (ii) future financial restatements affecting the company; (iii) general economic or business conditions affecting the markets in which the Company serves; (iv) the Company's ability to develop or successfully introduce new products; (v) risks associated with conducting business in foreign countries and currencies; (vi) increased competition in the medium- and heavy-duty truck markets, construction, agriculture, aftermarket, military, bus and other markets; (vii) the Company’s failure to complete or successfully integrate strategic acquisitions and the impact of such acquisitions on business relationships; (viii) the Company’s ability to recognize synergies from the reorganization of the segments; (ix) the Company’s failure to successfully manage any divestitures; (x) the impact of changes in governmental regulations on the Company's customers or on its business; (xi) the loss of business from a major customer, a collection of smaller customers or the discontinuation of particular commercial vehicle platforms; (xii) the Company’s ability to obtain future financing due to changes in the lending markets or its financial position; (xiii) the Company’s ability to comply with the financial covenants in its debt facilities; (xiv) fluctuation in interest rates or change in the reference interest rate relating to the Company’s debt facilities; (xv) the Company’s ability to realize the benefits of its cost reduction and strategic initiatives and address rising labor and material costs; (xvi) volatility and cyclicality in the commercial vehicle market adversely affecting us, including the impact of the current COVID-19 pandemic; (xvii) the geographic profile of our taxable income and changes in valuation of our deferred tax assets and liabilities impacting our effective tax rate; (xviii) changes to domestic manufacturing initiatives; (xix) implementation of tax or other changes, by the United States or other international jurisdictions, related to products manufactured in one or more jurisdictions where the Company does business (xx) security breaches and other disruptions that could compromise our information systems; (xxi) the impact of disruptions in our supply chain or delivery chains; (xxii) litigation against us; (xxiii) the impact of health epidemics or widespread outbreak of contagious disease; and (xxiv) various other risks as outlined under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for fiscal year ending December 31, 2019 and our filings with the Securities and Exchange Commission. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019 (as restated)	2020	2019 (as restated)
Revenues	$126,896	$243,190	$314,001	$486,354
Cost of Revenues	120,421	210,754	287,223	420,829
Gross Profit	6,475	32,436	26,778	65,525
Selling, General and Administrative Expenses	15,984	16,248	33,083	31,447
Amortization Expense	856	322	1,716	643
Impairment Expense	150	—	29,017	—
Operating (Loss) Income	(10,515)	15,866	(37,038)	33,435
Interest and Other Expense	5,104	7,490	10,469	11,886
(Loss) Income Before Provision for Income Taxes	(15,619)	8,376	(47,507)	21,549
(Benefit) Provision for Income Taxes	(3,122)	2,230	(10,416)	5,417
Net (Loss) Income	$(12,497)	$6,146	$(37,091)	$16,132
(Loss) earnings per Common Share:
Basic	$(0.40)	$0.20	$(1.20)	$0.53
Diluted	$(0.40)	$0.20	$(1.20)	$0.52
Weighted Average Shares Outstanding:
Basic	30,890	30,547	30,848	30,530
Diluted	30,890	30,824	30,848	30,731

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES  CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Amounts in thousands)

	June 30, 2020	December 31, 2019
	(Unaudited)
	(In thousands, except per share amounts)
Assets
Current Assets:
Cash	$63,390	$39,511
Accounts receivable, net of allowances of $595 and $432, respectively	102,771	115,099
Inventories	70,711	82,872
Other current assets	13,684	18,490
Total current assets	250,556	255,972
Property, plant and equipment, net of accumulated depreciation of $153,811 and $154,939, respectively	66,867	73,686
Operating lease right-of-use assets, net	31,172	34,960
Goodwill	—	27,816
Intangible assets, net of accumulated amortization of $12,975 and $11,440, respectively	23,362	25,258
Deferred income taxes	26,385	14,654
Other assets, net	2,646	3,480
Total assets	$400,988	$435,826
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$54,561	$63,058
Revolving credit facility	15,000	—
Current operating lease liabilities	8,274	7,620
Accrued liabilities and other	37,140	32,673
Current portion of long-term debt	2,444	3,256
Total current liabilities	117,419	106,607
Long-term debt	151,729	153,128
Operating lease liabilities	25,176	29,414
Pension and other post-retirement benefits	9,986	10,666
Other long-term liabilities	8,817	7,323
Total liabilities	313,127	307,138
Stockholders’ Equity:
Preferred stock, $0.01 par value (5,000,000 shares authorized; no shares issued and outstanding)	—	—
Common stock, $0.01 par value (60,000,000 shares authorized; 30,985,669 and 30,801,255 shares issued and outstanding respectively)	309	323
Treasury stock, at cost: 1,334,251 shares, as of June 2020 and December 2019	(11,230)	(11,230)
Additional paid-in capital	247,582	245,852
Retained deficit	(97,398)	(60,307)
Accumulated other comprehensive loss	(51,402)	(45,950)
Total stockholders’ equity	87,861	128,688
Total liabilities and stockholders’ equity	$400,988	$435,826

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
BUSINESS SEGMENT FINANCIAL INFORMATION
(Unaudited)
(Amounts in thousands)

	Three Months Ended June 30,
	Electrical Systems		Global Seating		Corporate / Other		Total
	2020	2019 (as restated)	2020	2019	2020	2019 (as restated)	2020	2019 (as restated)
Revenues
External Revenues	$73,498	$139,089	$53,398	$104,101	$—	$—	$126,896	$243,190
Intersegment Revenues	712	2,858	464	1,175	(1,176)	(4,033)	—	—
Total Revenues	$74,210	$141,947	$53,862	$105,276	$(1,176)	$(4,033)	$126,896	$243,190
Gross Profit	1,144	17,761	5,345	14,686	(14)	(11)	6,475	32,436
Selling, General & Administrative Expenses	6,580	3,676	3,683	5,177	5,721	7,395	15,984	16,248
Amortization Expense	729	186	127	136	—	—	856	322
Impairment Expense	—	—	—	—	150	—	150	—
Operating (Loss) Income	$(6,165)	$13,899	$1,535	$9,373	$(5,885)	$(7,406)	$(10,515)	$15,866

	Six Months Ended June 30,
	Electrical Systems		Global Seating		Corporate / Other		Total
	2020	2019 (as restated)	2020	2019	2020	2019 (as restated)	2020	2019 (as restated)
Revenues
External Revenues	$184,665	$279,761	$129,336	$206,593	$—	$—	$314,001	$486,354
Intersegment Revenues	1,643	5,797	506	2,744	(2,149)	(8,541)	—	—
Total Revenues	$186,308	$285,558	$129,842	$209,337	$(2,149)	$(8,541)	$314,001	$486,354
Gross Profit	12,090	37,093	14,714	28,466	(26)	(34)	26,778	65,525
Selling, General & Administrative Expenses	10,531	7,825	8,475	10,514	14,077	13,108	33,083	31,447
Amortization Expense	1,458	373	258	270	—	—	1,716	643
Impairment Expense	23,415	—	4,809	—	793	—	29,017	—
Operating (Loss) Income	$(23,314)	$28,895	$1,172	$17,682	$(14,896)	$(13,142)	$(37,038)	$33,435

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
Appendix A: Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
(Amounts in thousands, except per share data)

	For the Three Months Ended
	June 30, 2020	June 30, 2019
Operating (Loss) Income	$(10,515)	$15,866
Deferred Consideration Purchase Accounting	3,461	—
Restructuring	2,944	—
Investigation	408	—
Impairment of Goodwill and Long-Lived Assets	150	—
Adjusted Operating (Loss) Income	$(3,552)	$15,866
% of Revenues	(2.8)%	6.5%

Interest Expense	5,309	4,805
Other Income / Expense	(205)	2,687
Non-Cash Pension Expense	—	(2,500)
(Loss) Income Before Provision for Income Taxes	$(8,656)	$10,874

Adjusted Provision for Income Taxes[1]	(1,381)	2,855
Adjusted Net (Loss) Income	$(7,275)	$8,019

Adjusted Basic and Diluted EPS	$(0.24)	$0.26

Adjusted Operating (Loss) Income	$(3,552)	$15,866
Depreciation Expense	3,729	2,981
Amortization Expense	856	322
Non Interest Other Income / Expense	205	(187)
Adjusted EBITDA	$1,238	$18,982
% of Revenues	1.0%	7.8%
1.Reported Tax (Benefit) Provision adjusted for tax effect of special charges at 25%

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
Appendix B: Segment Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
(Amounts in thousands)

	For the Three Months Ended June 30, 2020
	Electrical Systems	Global Seating	Corporate	Total
Operating (Loss) Income	$(6,165)	$1,535	$(5,885)	$(10,515)
Deferred Consideration Purchase Accounting	3,461	—	—	3,461
Restructuring	1,986	546	412	2,944
Investigation	—	—	408	408
Impairment of Long-Lived Assets	—	—	150	150
Adjusted Operating (Loss) Income	$(718)	$2,081	$(4,915)	$(3,552)
% of Revenues	(1.0)%	3.9%		(2.8)%

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the non-GAAP measures exclude items that (i) management believes reflect the Company’s multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, engage in financial and operational planning and to determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on the Company’s financial and operating results and in comparing the Company’s performance to that of its competitors and to comparable reporting periods. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. The financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.